EMPLOYMENT AGREEMENT

       AGREEMENT dated as of this 20th day of October, 1994, between COMDISCO, INC., a Delaware corporation (hereinafter referred to as "Comdisco") and JOHN
F. SLEVIN (hereinafter referred to as "SLEVIN").

                             W I T N E S S E T H;

     WHEREAS Comdisco wishes to retain SLEVIN as President and Chief Executive Officer of Comdisco, and

     NOW THEREFORE in consideration of the above premises and covenants herein contained, the parties hereto agree as follows:

     1.     EMPLOYMENT.

     During the course of employment SLEVIN shall be President and Chief Executive Officer of Comdisco and shall have full charge and authority over the operation of Comdisco, subject, however, to the orders and direction of the Board of Directors. SLEVIN shall devote his full working time, attention and abilities to the business of Comdisco.

     2.     TERM.

         A. The term of this Agreement shall be effective as of October 1, 1994 and shall continue for a period of three (3) years ending on September 30, 1997.

       B. In the event of the death of SLEVIN during the term hereof, this Agreement shall immediately terminate, provided, however, that Comdisco agrees and shall pay to his estate the monthly salary set forth herein for six full calendar months following the date of said death, and the incentive compensation, if any, required to be paid pursuant to paragraph 4.

      C. In the event of an illness or injury of SLEVIN which prevents him from fulfilling his duties for a consecutive six (6) month period, Comdisco shall thereafter have the right to terminate this Agreement whereupon Comdisco shall have no further obligations hereunder except for the incentive compensation, if any, required to be paid pursuant to paragraph 4.

     3.     SALARY.

     During the term of this Agreement, SLEVIN shall receive a fixed salary of $433,000.00 per year, payable in equal semi-monthly installments.

     4.     INCENTIVE COMPENSATION.

              During the first year of this Agreement, SLEVIN shall receive as incentive compensation (i) one percent (1%) of Comdisco's fiscal 1995 pre-tax earnings between $125 million and $170 million, and (ii) two percent (2%) of pre-tax earnings in excess of $170 million. Incentive compensation for fiscal years 1996 and 1997 shall be determined on an annual basis by the Compensation Committee of the Board of Directors of Comdisco and shall be attached as an Exhibit to this Agreement. The incentive compensation shall also be subject to the following terms:

     (i) In the event of the death or disability of SLEVIN during the term of this Agreement, then Comdisco shall only be obligated to pay said incentive compensation on a prorated basis through its fiscal quarter ending immediately after the date of said death or disability. Any such prorated incentive compensation shall be determined as follows. The incentive compensation will be computed based upon Comdisco's pre-tax earnings for the entire fiscal year and said amount shall be prorated as follows:


Death or Disability
  during Quarter     Proration Percentage
        1st Quarter                          25%
        2nd Quarter                          50%
        3rd Quarter                          75%
        4th Quarter                         100%

     (ii) If the Agreement shall be otherwise terminated by SLEVIN or terminated for cause by Comdisco, then the obligation of Comdisco to pay said incentive compensation shall immediately terminate and Comdisco shall have no further obligations hereunder provided that SLEVIN shall be entitled to incentive compensation on pre-tax earnings up to the date of termination.

     (iii) Any incentive compensation shall be payable on a quarterly basis, in arrears, within forty-five (45) days after the end of each quarter.

          SLEVIN shall also be eligible to participate in the Shareholder Value Plan as determined by the Compensation Committee of the Board of Directors of Comdisco.

     5.     CONFIDENTIAL INFORMATION.

     SLEVIN agrees that he will not during the term hereof or at any term thereafter impart to any competitor of Comdisco or otherwise use for the purpose of competition with Comdisco any trade secrets or confidential information which he may acquire during the course of his employment.

     6.     COVENANT NOT TO COMPETE AND NON-SOLICITATION.

     A. In consideration of this Agreement and other good and valuable consideration and because of his relationship with Comdisco, SLEVIN herewith agrees that during the course of his employment and for a period of one (1) year following the termination thereof, he shall not directly or indirectly, own, manage, operate, join, control, participate or engage as a director, officer, stockholder, employee, agent, consultant of a corporation or have an ownership interest in a partnership, sole or joint proprietorship in a business or activity, competitive to the business engaged in by Comdisco, or which Comdisco reasonably intends to engage in, at the date his employment terminates within the Continental United States, recognizing that Comdisco is currently engaged in business throughout this area as well as overseas. Notwithstanding anything to the contrary contained in the foregoing, SLEVIN shall not be prohibited hereby from owning stock or other security of a corporation listed and admitted for trading on any national security exchange not to exceed, however, 3% of the issued and outstanding shares of any such company, providing such stock is non-restricted stock and is not subject to any investment or control restrictions.

     B. During the term hereof, SLEVIN agrees that he shall not solicit or divert any business from Comdisco to any other company or party nor for a period of two (2) years thereafter shall he solicit any officer of Comdisco to leave Comdisco.

     7.     MISCELLANEOUS.

      A. Failure of either party at any time to require performance by the other party of any of the provisions of this Agreement shall in no way affect the right of such other party to require performance of that provision, and any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

        B. This instrument sets forth the entire agreement and undertaking between the parties relating to the subject matter contained in it and merges all prior undertakings, agreements and discussions between them and neither party shall be bound by any representations, definition, condition or provision other than as expressly stated in this Agreement or as subsequently set forth in writing and executed by an officer of Comdisco other than SLEVIN.

        C. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois.

     D. This Agreement may be executed in counterpart copies, all of which, when taken together, may be deemed to be an original.

     E. This Agreement shall be assignable by Comdisco in the event of any merger or other reorganization where Comdisco is not the successor or in the event of the sale of substantially all of the assets of Comdisco.

     F. Any provision of this Agreement prohibited or unenforceable by law shall be ineffective without invalidating the remaining provisions of this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.



___________________________          COMDISCO, INC.
            John F. Slevin

                                   By:
                                         John J. Vosicky
                                         Executive Vice President and
                                         Chief Financial Officer

ATTEST:



Jeremiah M. Fitzgerald
Assistant Secretary


 JMF:mkc-152slev.agt